Exhibit 1.1

“Approved”

by the Resolution of the Extraordinary General Meeting

of Shareholders of JSC Kaspi.kz

(Minutes No. 4-24, dated 19 November 2024)

CHARTER

of

Joint Stock Company

Kaspi.kz

Chapter 1. NAME AND LOCATION OF THE COMPANY

1.1.
Full name of the Company:

in Kazakh – Kaspi.kz Акционерлiк қоғамы;

in Russian – Акционерное общество Kaspi.kz;

in English – Joint Stock Company Kaspi.kz.

Short name of the Company:

in Kazakh – Kaspi.kz АҚ;

in Russian – АО Kaspi.kz;

in English – JSC Kaspi.kz.

1.2.
Location of the executive body of the Company shall be: 154 “A”, Nauryzbai Batyr St., Bostandyk District, Almaty City, 050013, Republic of Kazakhstan.

CHAPTER 2. LEGAL STATUS OF THE COMPANY

2.1.
Joint Stock Company Kaspi.kz (hereinafter referred to as the “Company”) is a legal entity and acts under the current legislation of the Republic of Kazakhstan and this Charter.
2.2.
Financial and production activity of the Company shall be carried out on an independent basis.
2.3.
The Company has independent balance sheet, bank and other accounts, and a seal with its name.
2.4.
The Company has its trademark, service mark and symbols the templates of which shall be approved and registered according to the procedure established by the legislation of the Republic of Kazakhstan.
2.5.
The period of activity of the Company is not limited.

CHAPTER 3. objectives AND SCOPE OF COMPANY’s ACTIVITY

3.1.
The purpose of activity of the Company is to derive net income from activities, which are not prohibited by the legislation of the Republic of Kazakhstan.
3.2.
The scope of activity of the Company includes:
1)
investment and financial activity;
2)
purchase and sale of property for own needs;
3)
provision of consulting services relating to the matters connected with financial activity;
4)
retail sale via mail order houses or via Internet;
5)
activities of advertising agencies;
6)
other types of activity not prohibited by the legislation of the Republic of Kazakhstan.
3.3.
Licensed types of activities, as defined by the current legislation of the Republic of Kazakhstan, may be conducted by the Company only after obtaining a license in the established manner.

CHAPTER 4. RIGHTS AND OBLIGATIONS OF THE COMPANY

4.1.
The Company has the rights stipulated by the current legislation of the Republic of Kazakhstan.
4.2.
The Company has property separated from property of its shareholders. The Company bears responsibility for its obligations within the limits of its property.
4.3.
The Company is not responsible for obligations of its shareholders. The shareholders are not responsible for obligations of the Company and bear risk of loses in connection with activity of the Company within the limits of value of their shares, except as provided by the legislative acts of the Republic of Kazakhstan.
4.4.
The Company may get into transactions (enter into contracts) in its own name, acquire and exercise property and personal non-property rights and obligations, act as a claimant or defendant before a court, as well as perform other actions stipulated by the current legislation of the Republic of Kazakhstan.
4.5.
The Company may open its branches and representative offices in the Republic of Kazakhstan and abroad, vest them with fixed and current assets at the expense of own property and determine a procedure for carrying out their activity in accordance with the current legislation of the Republic of Kazakhstan. The property of a branch or representative office shall be recorded in their separate balance sheet and the balance sheet of the Company in general.
4.6.
Activities of the branches or representative offices shall be managed by the persons appointed by the Company. A head of a branch and a head of a representative office shall act on the basis of a power of attorney obtained from the Company and in accordance with the applicable legislation.
4.7.
The Company shall be entitled to make on its own foreign economic operations, including the right to make export and import transactions required for the purposes of its activity.
4.8.
The Company shall have the right to construct, purchase, lease premises, land, as well as movable and immovable property of any kind, which are required to carry out its activity.
4.9.
The Company may also exercise the other rights provided for by the current legislation of the Republic of Kazakhstan and the Charter.
4.10.
The Company has the Corporate Governance Code.

CHAPTER 5. RIGHTS AND OBLIGATIONS OF THE COMPANY’S SHAREHOLDERS

5.1.
The Company’s shareholders may be legal entities and (or) natural persons of the Republic of Kazakhstan.

Foreign legal entities and natural persons shall be entitled to take part in activities of the Company according to the procedure determined by the legislation of the Republic of Kazakhstan.

5.2.
The Company’s shareholder shall have the right:
1)
to take part in management of the Company according to the procedure provided for by the current legislation of the Republic of Kazakhstan and (or) the Charter;
2)
to receive dividends;
3)
to obtain information on activities of the Company and to review financial statements of the Company according to the procedure determined by the Charter;
4)
to receive extracts from a central depositary or a nominal holder confirming its right of ownership in securities;
5)
to propose the General Meeting of Shareholders of the Company the candidacies to be elected to the Board of Directors of the Company;
6)
to judicially dispute decisions made by the Company’s bodies;
7)
to apply to the state bodies to protect its rights and legal interests in case the Company’s bodies take actions violating the rules of the legislation of the Republic of Kazakhstan and the Charter;
8)
to file written inquiries to the Company concerning its activities and to obtain reasonable replies within thirty calendar days from a date of receipt of an inquiry by the Company;

9)
to a part of property in case of liquidation of the Company;
10)
of pre-emption to shares or other securities of the Company convertible to its shares, according to the procedure established by the current legislation of the Republic of Kazakhstan;
11)
to fully cast votes on shares held by it for one candidate or to allocate them among several candidates to the membership of the Board of Directors;
12)
to offer to the Board of Directors to include additional items on the agenda of the General Meeting of Shareholders in accordance legislative acts in case of independent holding or holding of more than five percent of voting shares of the company in the aggregate with other shareholders. This requirement is binding upon the authority or persons that convene the General Meeting;
13)
in case of independent holding or holding of more than five percent of voting shares of the Company in the aggregate with other shareholders, to obtain the information on remuneration rate according to the results of the year of separate member of the board of directors and (or) the executive body of the Company if the following conditions are simultaneously available:

–

foundation by the court of a fact of wilful misrepresentation of the Company’s shareholders by this member of the board of directors and (or) executive body of the Company to gain revenue (income) by him (them) or by his affiliated persons;

–	if it will be proved that fraudulent actions and (or) inaction of this member of the board of directors and (or) executive body of the Company resulted in occurrence of the Company’s loss.

5.3.
A major shareholder also shall have the right:
1)
to demand to convene an extraordinary General Meeting of Shareholders or to file an action with a court to convene the same in case the Board of Directors refuses to convene the General Meeting of Shareholders;
2)
to demand to convene a meeting of the Board of Directors; and
3)
to demand to audit the Company through an auditing organization at the expense of a major shareholder.

It is not permitted to restrict the rights of the shareholders prescribed by the Charter of the Company.

5.4.
The shareholders also may have the other rights provided for by the Charter of the Company and the current legislation of the Republic of Kazakhstan.
5.5.
The Company’s shareholder shall be obliged:
1)
to pay for shares according to the procedure provided for by the Charter and the current legislation of the Republic of Kazakhstan;
2)
to notify within ten business days a central depositary and a nominal holder of shares held by that shareholder of changes in details required to keep a system of registers of the shareholders of the Company;
3)
not to disclose the information on the Company or its activities, which is official, trade or other legally protected secret; and
4)
to fulfil other obligations in accordance with the legislative acts of the Republic of Kazakhstan.
5.6.
The Company shall have the right to make a proposal to a person wishing to sell the shares in the Company to purchase them by the Company itself or third persons at a price exceeding an offered price. A proposal to purchase must contain information on quantity of shares, price and details of purchasers if the shares are purchased by third persons. This right of the Company shall be exercised subject to provisions of the legislation of the Republic of Kazakhstan.

CHAPTER 6. SHARE CAPITAL AND PROPERTY OF THE COMPANY

6.1.
The share capital of the Company shall be formed through payments for shares by the shareholders at their nominal value and sale of shares to investors (investor) at offering price.
6.2.
The share capital shall be formed with money in the national currency of the Republic of Kazakhstan, securities, property, property rights, including the rights to use land, intellectual property rights.
6.3.
The share capital of the Company may be increased by decision of the General Meeting of Shareholders or a court decision in accordance with the current legislation of the Republic of Kazakhstan through issue and placement of shares.
6.4.
The Company’s property shall be formed at the expense of:
1)
property transferred by the shareholders to pay for shares in the Company;
2)
incomes derived as a result of its activities;
3)
other property purchased for the grounds not prohibited by the legislation of the Republic of Kazakhstan.

CHAPTER 7. SHARES AND OTHER SECURITIES OF THE COMPANY

7.1.
The Company has a right to issue common and preferred shares. Shares are issued in non-documentary form. The Company has the right to exchange their placed shares of one type for shares of another type.
7.2.
A share shall not be divisible. If a share is beneficially owned jointly by several persons, all of them shall be recognized as one shareholder and shall enjoy the rights certified by a share through their common representative.
7.3.
The Company shall be entitled to issue other securities the terms of and procedure for issue, placement, listing and redemption of which shall be prescribed by the legislation of the Republic of Kazakhstan concerning the securities market.
7.4.
A common share gives a shareholder the right to take part in the General Meeting of Shareholders with the right to vote when deciding all items put to the vote, right to receive dividends according to the procedure determined by the Charter, as well as right to a part of property of the Company after its liquidation.
7.5.
A preferred share gives a shareholder a priority right over common shareholders to receive dividends in an amount fixed by the Charter and to a part of property in case of liquidation of the Company, according to the procedure established by the Law of the Republic of Kazakhstan “On joint-stock companies”.
7.6.
A preferred share does not give a preferred shareholder the right to take part in management of the Company, except the cases specified in clause 7.7 of chapter 7 of the Charter.
7.7.
A preferred share gives a preferred shareholder the right to take part in management of the Company, if:
1)
the General Meeting of Shareholders of the Company shall consider an issue a decision on which may restrict the rights of a shareholder holding preferred shares. A decision on such an issue shall be deemed adopted provided only that not less than two third of total placed preferred shares (less purchased ones) voted for restriction.

The issues decision on which may restrict the rights of a shareholder holding preferred shares shall include the issues concerning:

–	reduction or change of a procedure for calculating amount of dividends paid on preferred shares;

–	change of a procedure for paying dividend on preferred shares;

–	exchange of preferred shares for common shares in the Company.

2)
The General Meeting of Shareholders of the Company shall consider an issue concerning reorganization or liquidation of the Company;

3)
dividend on a preferred share is not paid in full within three months after a day of expiration of a period fixed to pay the same.

In a case provided for by this paragraph a right of a shareholder holding preferred shares to take part in management of the Company shall terminate from a day of full payment of dividend on preferred shares held by it.

7.8.
The state registration of issue of authorized shares and submission of a report on the results of placement of shares of the Company shall be within the terms and according to the procedure established by the legislation of the Republic of Kazakhstan and the competent authority.
7.9.
A register of shareholders of the Company shall be formed, kept and stored by a central depositary, in accordance with the legislation of the Republic of Kazakhstan concerning the securities market.
7.10.
The redemption of placed shares by the Company is performed in accordance with the legislation of the Republic of Kazakhstan.
7.11.
The issues concerning pledge of shares shall be regulated by the current legislation of the Republic of Kazakhstan.

CHAPTER 8. procedure for distribution of net income. DIVIDENDS ON SHARES IN THE COMPANY

8.1.
Net income of the Company (after payment of taxes and other compulsory budgetary payments) shall remain at disposal of the Company and be distributed according to the procedure determined by decision of the General Meeting of Shareholders, including to pay dividend. The rest part is to be directed towards Company’s development or for other purposes as decided by General Meeting of Shareholders. The General Meeting of Shareholders is entitled to adopt a resolution on non-payment of dividends on Company’s common shares following the results of a year.
8.2.
Dividends on shares in the Company shall be paid with money or securities of the Company provided that a decision on payment of dividend is adopted at the General Meeting of Shareholders by simple majority of voting shares of the Company, except dividend on preferred shares. Dividend payment with securities on preferred shares of the Company is not allowed. Dividend payment on shares of the Company with its securities is allowed provided only that such payment is made with authorized securities of the Company given a written consent of a shareholder.
8.3.
Dividend on common and preferred shares of the Company shall not be accrued:
1)
in case of negative own capital or if own capital of the Company becomes negative as a result of accrual of dividends on its shares;
2)
if the Company meets the criteria of insolvency or bankruptcy in accordance with the legislation of the Republic of Kazakhstan concerning bankruptcy or the Company will meet the mentioned criteria as a result of accrual of dividends on its shares.
8.4.
Dividend shall be paid on common shares of the Company following the results of a quarter, half year, or year by decision of the General Meeting of Shareholders.

Decision on dividend payment on common shares of the Company following the results of a year shall be made by the annual General Meeting of Shareholders.

8.5.
The Board of Directors of the Company shall be entitled to fix amount of dividend per one preferred share in amount exceeding guaranteed amount.

CHAPTER 9. BODIES OF THE COMPANY

9.1.
The Company’s bodies shall include:
1)
Supreme body – General Meeting of Shareholders (Sole Shareholder);
2)
Management body – Board of Directors;
3)
Executive body – Management Board.

CHAPTER 10. GENERAL MEETING OF SHAREHOLDERS

10.1.
The General Meeting of Shareholders shall be the supreme body of the Company. The general meetings of shareholders shall be annual and extraordinary.
10.2.
Within five months after the end of a financial year, the Company shall annually hold an annual General Meeting of Shareholders. Any other general meetings of shareholders shall be extraordinary. The first General Meeting of Shareholders may be convened and held after the state registration of issue of authorized shares and formation of a system of registers of shareholders.
10.3.
At annual General Meeting of Shareholders:
1)
the annual financial statements of the Company shall be approved;
2)
procedure for distributing net income of the Company for ended financial year and amount of dividend per one common share of the Company shall be determined;
3)
the issue concerning appeals of shareholders for actions of the Company and its officials and results of their consideration shall be considered.

The Chairman of the Board of Directors shall inform the shareholders of the Company on current amount and components of remuneration of the members of the Board of Directors and executive body of the Company.

10.4.
The annual General Meeting of Shareholders shall be entitled also to consider other issues on which adoption of decisions is referred to the competence of the General Meeting of Shareholders.
10.5.
The exclusive competence of the General Meeting of Shareholders shall include the following:
1)
amendments and alterations to the Charter of the Company or approval of a new version thereof;
2)
approval of a code of corporate governance, as well as amendments and alterations thereto;
3)
determination of the procedure, deadlines and the total number of the Company’s shares to be placed (sold) or other securities convertible into common shares of the Company, without the right of pre-emptive purchase;
4)
voluntary reorganization or liquidation of the Company;
5)
decision on increase in number of authorized shares of the Company or change of a type of unallocated authorized shares of the Company;
6)
determination of conditions of and procedure for conversion of the Company’s securities, as well as change thereof;
7)
decision on issue of securities convertible into common shares of the Company;
8)
decision on exchange of allocated shares of one type to shares of another type, determination of conditions, terms and procedure for such exchange;
9)
decision on the splitting of shares, determining the conditions, terms and procedure for such splitting;
10)
decision on the issue of non-government bonds without maturity and determining the terms of their issue;
11)
determination of the number of members and term of office of the counting board, election of its members and early termination of their powers;

12)
determination of the number of members, term of office of the Board of Directors, election (re-election) of its members and early termination of their powers, as well as determination of an amount and conditions of payment of remunerations to members of the Board of Directors and compensation of expenses to the members of the Board of Directors for their fulfilment of their obligations;
13)
determination of an auditing organization carrying out audit of the Company;
14)
approval of the audited annual financial statements;
15)
approval of a procedure for distributing net income of the Company for a reporting financial year, decision on dividend payment on common shares and approval of an amount of dividend per one common share of the Company;
16)
decision on non-payment of dividend on common shares of the Company;
17)
decision on voluntary delisting of shares of the Company;
18)
decision on the Company’s participation in establishment or activities of other legal entities or resignation from membership (cessation of being a shareholder) in other legal entities by transfer (receipt) of a part or several parts of assets totalling in aggregate twenty-five and more per cent of all assets owned by the Company;
19)
determination of a form of a notice of General Meeting of Shareholders sent to the shareholders by the Company;
20)
approval of changes in the methods to assess value of shares when they are purchased by the Company in informal market in accordance with the Law of the Republic of Kazakhstan “On joint-stock companies”;
21)
approval of agenda of the General Meeting of Shareholders;
22)
determining the procedure for providing shareholders with information on the Company's activities, if such a procedure is not defined by the Company's Charter;
23)
introduction and cancelation of the “golden share”;
24)
decision on the conclusion of a major transaction by the Company, as a result of which the Company acquires or alienates (may acquire or alienate) property having the value of fifty percent or more of the total book value of the Company’s assets as at the date of the decision on the transaction, which results (may result) in the acquisition or alienation of fifty or more percent of the total book value of the Company’s assets.

A major transaction shall mean:

–

a transaction or a combination of related transactions as a result of which the Company acquires or alienates (may acquire or alienate) the property having the value of twenty five percent or more of the total book value of the Company’s assets;

–

a transaction or a combination of related transactions as a result of which the Company may redeem its allocated securities or sell the Company’s redeemed securities at the rate of twenty-five percent or more of the total number of the allocated securities of one type;

–	any other transaction considered as a major one in accordance with the Company’s Charter.

The following transactions shall be recognized as interrelated:

–	several transactions which are entered into with one entity or with the group of affiliated between each other entities for the purpose of acquisition or alienation of the same property;

–	transactions executed by one agreement or by several agreements, which are interrelated;

–	other transactions which are recognized as interrelated by the Company’s Charter or Resolution of the General Meeting of Shareholders of the Company;

25)
other issues decision on which is referred by the Law of the Republic of Kazakhstan “On joint-stock companies” and (or) the Charter to the exclusive competence of the General Meeting of Shareholders.

10.6.
Decisions of the General meeting of shareholders on issues specified in sub-clauses 2), 3), 4), 5) and 20) of clause 10.5. of the Charter shall be made by qualified majority from the total number of voting shares of the Company.

Decisions of the General meeting of shareholders on any other issues shall be made by a simple majority vote from, the total number of voting shares of the Company, unless otherwise provided in the current legislation of the Republic of Kazakhstan and (or) in the Charter.

10.7.
The decision of the General Meeting of shareholders on the issue specified in subclause 10) of the clause 10.5. of the Charter is adopted by a simple majority of votes from the total number of voting shares of the Company.
10.8.
Decisions of the General Meeting of shareholders on other issues shall be made by a simple majority of votes of the total number of voting shares of the Company, participating in the voting, unless otherwise provided for by the Law of the Republic of Kazakhstan “On joint-stock companies” and (or) the Company's Charter.
10.9.
Decision on conclusion by the Company of major transaction in which the Company is interested shall be made by the General meeting of shareholders by a simple majority vote from the total number of voting shares of the Company.
10.10.
The General Meeting of Shareholders shall be entitled to cancel (change) any decision of other bodies of the Company on issues relating to the internal activity of the Company.
10.11.
The annual General Meeting of Shareholders shall be convened by the Board of Directors. The extraordinary General Meeting of Shareholders shall be convened at the initiative of:
1)
the Board of Directors;
2)
the Major Shareholder.
10.12.
The General Meeting of Shareholders shall be prepared and held by:
1)
the executive body;
2)
a central depositary in accordance with an agreement concluded with it;
3)
the Board of Directors;
4)
the liquidation commission of the Company.
10.13.
The shareholders shall be informed of the forthcoming General Meeting not later than thirty calendar days before such meeting, and in case of absentee or combined vote – not later than forty-five calendar days before such General Meeting of Shareholders.

In case of holding of any General Meeting of Shareholders of the Company being a financial organization, which agenda includes an item on increase in the number of authorized shares of the company for the purpose of performance of any prudential and other norms and limits established by the RK legislation, by request of the authorized body the shareholders shall be informed of forthcoming General Meeting not later than ten working days, and in case of absentee or combined vote – not later than fifteen working days before such meeting.

Notice of the General Meeting of Shareholders shall be published in Kazakh and Russian at the Internet-resource of financial statements depositary or brought to the notice of the shareholder by a written message. Deadline marking is performed from the date of publication of the notice of General Meeting of Shareholders in mass media or from the date of its sending to shareholders in the form of written messages.

Written notice of General Meeting of Shareholders shall be sent to the shareholders in hard copy or in electronic format.

10.14.
A repeated meeting may be appointed not earlier than the next day after the fixed date of initial (failed) General Meeting. The adjourned General Meeting of Shareholders held instead of failed one shall be entitled to consider the items of the agenda and to make decisions thereon, if:
1)
the procedure for convening the General Meeting of Shareholders, which failed due to absence of a quorum, is complied with;

2)
the shareholders (or their representatives) holding in aggregate forty and more per cent of voting shares in the Company, including shareholders voting in absentee, are registered at the moment of completion of the registration to take part therein.
10.15.
The Board of Directors forms the agenda of the General Meeting of Shareholders; this agenda must include an exhaustive list of concrete formulated questions to be discussed.

The agenda of the General Meeting of Shareholders held by personal attendance may include:

1)
additions proposed by the shareholders holding independently or in aggregate with other shareholders five and more percent of the Company’s voting shares or by the Board of Directors, if the Company’s shareholders are informed of such additions within not later than fifteen days before the General Meeting;
2)
alterations and (or) additions, if the majority of shareholders (or their representatives) participating in the General Meeting of shareholders and holding independently or in aggregate with other shareholders ninety-five and more percent of the Company’s voting shares are voted for them.
10.16.
The General Meeting of Shareholders shall not be entitled to consider the items, which are not included into its agenda, and make decisions thereon.
10.17.
The General Meeting of Shareholders has the right to consider and make decisions on the items on the agenda if at the moment of ending of registration of the meeting participants (as on the date of submission of all bulletins or as on the expiry date of submission of bulletins in case the General Meeting of Shareholders is held by absentee vote), shareholders (representatives of the shareholders) included into the shareholder’s list, entitled to participate in and vote at the meeting, holding fifty and more percent of the Company’s voting shares, are registered.
10.18.
The shareholder shall have the right to take part in the General Meeting of Shareholders and to vote on the items considered, in person or through its representative.
10.19.
The members of the executive body of the Company shall not be entitled to act as representatives of the shareholders at the General Meeting of Shareholders.
10.20.
Employees of the Company shall not have the right to act as representatives of the shareholders at the General Meeting of Shareholders, except the cases, where such representation is based on a power of attorney containing clear instructions on voting on all items of an agenda of the General Meeting of Shareholders.
10.21.
Invited persons, officials, and employees of the Company involved in the preparation and holding of the General Meeting of Shareholders may attend and speak at the General Meeting of Shareholders.
10.22.
Arrived shareholders (their representatives) shall be registered before opening the General Meeting of Shareholders. The shareholder (representative of the shareholder), which is not registered, shall not be taken into account when determining a quorum and shall not be entitled to take part in voting.
10.23.
The General Meeting of Shareholders shall be opened at stated time if a quorum is present.
10.24.
The General Meeting of Shareholders shall elect a chairman (presidium) and a secretary of the General Meeting.
10.25.
The General Meeting of Shareholders shall determine a form of voting – open or secret (by ballots). When voting on election of a chairman and a secretary of the General Meeting of Shareholders, each shareholder shall have one vote, and a decision shall be made by simple majority of votes of those present.
10.26.
If the Company has less than a hundred of shareholders, a secretary of the General Meeting of Shareholders shall perform functions of a counting board.
10.27.
The General Meeting of Shareholders may be declared closed only after consideration of all items of agenda and adoption of decisions thereon.

10.28.
Decisions of the General Meeting of Shareholders may be adopted by absentee voting. Absentee voting may be taken with voting of shareholders present at the General Meeting of Shareholders (mixed voting) or without the General Meeting of Shareholders. Procedure for adopting decisions by absentee voting shall be determined by the current legislation of the Republic of Kazakhstan.
10.29.
Voting at the General Meeting of Shareholders shall be taken based on “one share – one vote” principle, except the following cases:
1)
Restriction of maximal number of votes on shares granted to one shareholder in cases provided for by the legislative acts of the Republic of Kazakhstan;
2)
cumulative voting when electing members of the Board of Directors;
3)
granting to each person entitled to vote at the General Meeting of Shareholders one vote on procedural matters of the General Meeting of Shareholders.
10.30.
In the event of cumulative voting, the votes granted on shares may be cast to shareholders in full for one candidate member to the Board of Directors or distributed by it among several candidate members to the Board of Directors. The candidates for which the most of votes are cast shall be recognized elected to the Board of Directors. In the event two and more candidate members to the Board of Directors have equal number of votes, an additional cumulative voting shall be taken with respect to those candidates by providing the shareholders with ballot papers of cumulative voting stating candidates having equal number of votes.
10.31.
Minutes on voting results is made and signed according to the results of voting. The results of voting at the General Meeting of Shareholders or results of absentee vote are brought to the notice of shareholders by publication in Kazakh and Russian at the Internet-resource of the financial statements depositary.
10.32.
The minutes of the General Meeting of Shareholders shall be prepared and signed in accordance with the requirements of the current legislation of the Republic of Kazakhstan within three business days after closing the meeting.
10.33.
The minutes of the General Meeting of Shareholders shall be signed by:
1)
a chairman (members of a presidium) and a secretary of the General Meeting of Shareholders;
2)
members of the counting board.
10.34.
In the event all voting shares in the Company are held by one shareholder, the General Meetings of Shareholders shall not be held. Decisions on items referred by the current legislation of the Republic of Kazakhstan and the Charter to the competence of the General Meeting of Shareholders shall be solely made by such a shareholder and shall be recorded in writing provided that these decisions do not prejudice or restrict the rights certified by preferred shares.
10.35.
The Company’s shareholders shall be entitled to participate in the General Meeting of Shareholders holding by personal attendance, remotely by using information and communication technologies defined by the Company's internal policies, approved by the Management Board (Chairman of the Management Board).

CHAPTER 11. BOARD OF DIRECTORS

11.1.
The Board of Directors is a body of the Company in charge of general management of activities of the Company, except solving the issues referred by the current legislation of the Republic of Kazakhstan and (or) the Charter to the exclusive competence of the General Meeting of Shareholders.
11.2.
The exclusive competence of the Board of Directors shall include the following issues:
1)
determination of the Company’s priority directions of activities and strategy of development or approval of the Company’s plan of development in cases provided for by the legislative acts of the Republic of Kazakhstan;
2)
decision on convocation of annual and extraordinary General Meetings of Shareholders, except the cases provided for by the current legislation of the Republic of Kazakhstan;

3)
determination of the form of the General Meeting of shareholders;
4)
decision on allotment (disposition) of shares, including on number of allotted (disposed) shares to the extent of a number of authorized shares, method and price of their allotment (disposition), other than cases of share allotment by means of realization by the shareholders of preemption right for shares or other securities conversed into common shares of the Company, auction or subscriptions conducted in the non-organized securities market, or subscription or auction conducted in the organized securities market, and by means of conversion of securities and (or) monetary obligations of the company into the company’s shares in cases provided for by the legislative acts of the Republic of Kazakhstan;
5)
decision on purchase by the Company of placed shares and other securities and on their purchase price (except when such purchase is made by request of a shareholder on the grounds established in the legislation of the Republic of Kazakhstan. In this case, the purchase shall be carried out as established by Methods of share value determination, if they are purchased by the Company, approved by the authorized body of the Company);
6)
prior approval of the annual financial statements of the Company;
7)
determination of conditions of issue of debentures and derivative securities of the Company, as well as adoption of decisions on issue thereof;
8)
determination of number of members, terms of powers of the Management Board, election of its Chairman and members, and early termination of their powers;
9)
determination of official salary and conditions of labor remuneration, and awarding bonuses of the Chairman and members of the Management Board;
10)
determination of the number of members, term of office of the internal audit service, appointment of its head and members, as well as early termination of their powers, determination of the procedure of work of the internal audit service, amount and condition of labour remuneration and bonuses payment to officers of the internal audit service;
11)
appointment, determination of a term of office of a corporate secretary, early termination of its powers, as well as determination of an amount of official salary and conditions of remuneration of a corporate secretary;
12)
determination of an amount of payment for services of an auditing organization for audit of the financial statements, as well as an appraiser assessing market value of property transferred as payment for shares of the Company or being a subject of a major transaction;
13)
approval of documents regulating internal activities of the Company (except for documents adopted by the executive body for the purposes of organization of activities of the Company), including internal document determining conditions of and procedure for auctions and subscription for securities of the Company;
14)
decision on establishment and closure of the branches and representative offices of the Company and approval of their regulations;
15)
decision on purchase (disposal) of ten or more per cent of the shares (the share ownership in the share capital) of other legal entities;
16)
decision making on the activities related to the competence of the General Meeting of Shareholders (members) of a legal entity, ten or more per cent of the shares of which (the share ownership in the share capital) is owned by the Company;
17)
increase in liabilities of the Company by ten or more percent of its equity capital;
18)
determination of information on the Company or its activity, which is official, trade or other legally protected secret;
19)
decision on conclusion of major transactions and transactions in which the Company is interested, other than major transactions which are concluded by decision of the General Meeting of the Company’s shareholders in accordance with sub-clause 24) of clause 10.5. and clause 10.9. of the Charter;

20)
decision on forming the committees of the Board of Directors, approval of their regulations, number of members, approval of the members of the committees, as well as internal documents regulating activities of the committees;
21)
other issues provided for by the current legislation of the Republic of Kazakhstan and (or) the Charter, which are not referred to the exclusive competence of the General Meeting of Shareholders.
11.3.
The issues referred to the exclusive competence of the Board of Directors of the Company in accordance with the Charter may not be delegated to the executive body of the Company for the purpose of adoption of a decision.
11.4.
The Board of Directors shall not be entitled to adopt decisions on issues, which in accordance with the Charter of the Company are referred to the competence of its executive body, as well as to adopt decisions contradicting decisions of the General Meeting of Shareholders.
11.5.
A natural person shall be elected to be a member of the Board of Directors. The members of the Board of Directors shall be elected from among:
1)
shareholders being natural persons;
2)
persons proposed (recommended) to be elected to the Board of Directors as representatives of the shareholders;
3)
natural persons, who are not shareholder of the Company and not proposed (recommended) to the elected to the Board of Directors as a representative of interests of a shareholder.
11.6.
Members of the Board of Directors are elected by shareholders by means of cumulating voting by poll, except when one candidate stands for one seat in the Board of Directors. The head of the executive body of the Company may be elected to the Board of Directors, but it cannot be elected as the Chairman of the Board of Directors.
11.7.
The number of members of the Board of Directors of the Company shall be determined by decision of the General Meeting of Shareholders in accordance with the requirements of the current legislation of the Republic of Kazakhstan. The number of members of the Board of Directors of the Company must not be less than 3 (three). Not less than thirty per cent of the Board of Directors of the Company must be independent directors.
11.8.
The members of the Board of Directors of the Company shall be elected by the General Meeting of Shareholders and may be re-elected without limitations, unless otherwise provided for by the current legislation of the Republic of Kazakhstan and the Company’s Charter.
11.9.
The members of the Board of Directors of the Company are elected (re-elected) for a term determined by the current legislation, the Charter, the Regulations on the Board of Directors of the Company, and the rules of the stock exchange operating in the territory of the Republic of Kazakhstan and (or) a foreign country where the Company's securities (issued at the initiative of the Company) are traded.
11.10.
A term of office of the Board of Directors shall be fixed by the General Meeting of Shareholders. A term of office of the Board of Directors shall expire when holding the General Meeting of Shareholders at which a new Board of Directors is elected.
11.11.
The General Meeting of Shareholders shall be entitled to early terminate powers of all or individual members of the Board of Directors.
11.12.
Early termination of powers of a member of the Board of Directors at its initiative shall be based on a written notice to the Board of Directors of the Company. The powers of such a member of the Board of Directors shall be terminated after the Board of Directors receives the mentioned notice, unless the notice specifies the date of early termination of the powers of a member of the Board of Directors.
11.13.
In case of early termination of powers of a member of the Board of Directors, a new member of the Board of Directors shall be elected by cumulative voting of the shareholders represented at the General Meeting of Shareholders, and the powers of a newly elected member of the Board of Directors shall cease simultaneously with expiration of a term of office of the Board of Directors in general.

11.14.
The Chairman of the Board of Directors of the Company shall be elected from among its members by majority votes of total members of the Board of Directors of the Company through open vote.
11.15.
The Chairman shall arrange for work of the Board of Directors of the Company, convene the meetings of the Board of Directors of the Company and preside thereat, organize at the meetings recording of the minutes according to the procedure established by the current legislation of the Republic of Kazakhstan.
11.16.
The meetings of the Board of Directors of the Company shall be convened at the initiative of its Chairman or executive body or on demand of:
1)
any member of the Board of Directors;
2)
internal audit service of the Company;
3)
auditing organization carrying out audit of the Company; or
4)
major shareholder.
11.17.
The Board of Directors shall be entitled to make decisions through absentee voting on issues put for consideration by the Board of Directors.

When making decisions through absentee voting, the members of the Board of Directors shall be entitled to discuss the issues put to consideration by the Board of Directors through telephone, video and other communication. Discussions held in accordance with this clause shall be for information only. When voting on issues put to the vote, the members of the Board of Directors shall not be bound by opinions expressed in the course of such discussion or the results thereof.

11.18.
Procedure for convocation and holding of the meetings of the Board of Directors and procedure for adopting decisions by the Board of Directors through absentee voting shall be determined by the Charter, internal documents of the Company and the legislation of the Republic of Kazakhstan.
11.19.
The meetings of the Board of Directors shall be held not less than once a year in a place to be appointed by a chairman of the Board of Directors of which it shall notify the members of the Board of Directors in accordance with clause 11.22 of Chapter 11 of the Charter.
11.20.
Procedure for sending a notice to the members of the Board of Directors concerning the meeting of the Board of Directors shall be determined by the Board of Directors subject to provisions of clause 11.22 of Chapter 11 of the Charter.
11.21.
Notices to the members of the Board of Directors of the meeting of the Board of Directors shall be sent to each member of the Board of Directors by e-mail and other communication means before a date of the meeting of the Board of Directors with attaching the following materials:
1)
agenda of the meeting with attaching the information and (or) materials required to discuss the items included into an agenda;
2)
draft and (or) copies of all documents, which will be discussed at the meeting; and
3)
other documents specified in the internal documents of the Company.

A member of the Board of Directors of the Company shall be obliged to notify in advance the executive body of the Company of its inability to take part in the meeting of the Board of Directors of the Company.

11.22.
Quorum for holding the meeting of the Board of Directors of the Company shall not be less than a half of the number of members of the Company’s Board of Directors.

The meeting of the Board of Directors has the right to consider and make decisions on the agenda items only if the quorum for holding the meeting of the Board of Directors is met.

11.23.
The Board of Directors shall not be entitled to consider the items not included into the agenda of its meeting and to make decisions thereon, except the cases, where all members of the Board of Directors participating in the meeting voted for making amendments and (or) alterations to the agenda.

11.24.
Decisions at the meeting of the Board of Directors of the Company shall be made by simple majority of votes of the members of the Board of Directors present at the meeting. In case of tie vote of the members of the Board of Directors, a vote of the Chairman shall be casting.
11.25.
A decision-making on the Company entering into a transaction, in which there is an interest, requires presence of at least one vote of a member of the Board of Directors who is not interested in the transaction.
11.26.
The minutes of the meeting of the Board of Directors of the Company shall be prepared not later than seven days after it is held in accordance with the requirements of the current legislation of the Republic of Kazakhstan and signed by a chairperson and a secretary.
11.27.
The members of the Board of Directors of the Company shall be entitled to adjourn a meeting of the Board of Directors to later time and (or) date. A decision on adjournment of a meeting of the Board of Directors shall be made by simple majority of votes of the members of the Board of Directors present at the meeting and be recorded in the minutes.
11.28.
Corporate Secretary is an employee of the Company, not being a member of the Board of Directors or of the executive body of the Company, which is appointed by the Board of Directors of the Company and is accountable to the Board of Directors of the Company; within his/her/its competence he/she/it controls preparation and holding of the meetings of the General Meeting of Shareholders and of the Board of Directors of the Company, provides formation of materials on the agenda of the General Meeting of Shareholders for the meeting of the Board of Directors of the Company, controls provision of an access to them. Competence and activity of the Corporate Secretary are determined by the Company’s internal documents.
11.29.
Corporate Secretary shall by the request of any member of the Board of Directors submit to him/her/it the minutes of the meeting of the Board of Directors and the decisions made by absentee vote for familiarization, and (or) issue to him/her/it extracts from the minutes or the decisions certified by a signature of the authorized employee of the Company.

CHAPTER 12. MANAGEMENT BOARD

12.1.
Management Board is an executive body of the Company; it manages the day-to-day operation of the Company.
12.2.
The Management Board has the right to make decisions on any matters of the Company’s activity, which are not related by the legislation the Republic of Kazakhstan and the Charter of the Company to the competence of any other bodies and officials of the.
12.3.
The Management Board shall be obliged to execute decisions of the General Meeting of Shareholders and of the Board of Directors. The Company has the right to contest validity of any transaction made by its Management Board with violation of restrictions established by the Company, if it proves that they knew about such restrictions at the moment of such transaction.
12.4.
The Board of Directors elects the Management Board and the Chairman of the Management Board. The Board of Directors determines number of members and personnel composition of the Management Board, and term of powers of members of the Management Board. Members of the Management Board may be shareholders and employees of the Company not being its shareholders.
12.5.
Functions, rights and obligations of a member of the Management Board are determined by the legislation of the Republic of Kazakhstan, the Charter, the Company’s internal documents, and by a labor contract concluded by the named person with the Company. The labor contract with the Chairman of the Management Board is signed on behalf of the Company by the Chairman of the Board of Directors or by any person authorized by the General Meeting of Shareholders or by the Board of Directors. The Chairman of the Management Board signs the labor contract with other members of the Company. The member of the Management Board has the right to work in other organizations subject to the approval of the Board of Directors. The Chairman of the Management Board of the Company has not the right to hold position of a head of the executive body or of an entity carrying out the functions of the executive body, other legal entity.
12.6.
The meeting of the Management Board is convened on the initiative of one of the members of the Management Board. The Management Board’s meetings are held as and when necessary on days determined by the Management Board, but not less than once a quarter, under the chairmanship of the

Chairman of the Management Board, and in case of his absence – any of his deputies. The Management Board’s meeting is executed by minutes to be signed by all present members of the Management Board. The Management Board’s decisions are passed by a simple majority vote from total number of present members of the Management Board. In the event of a tie, the Chairman of the Management Board shall be entitled to a casting vote.
12.7.
The Management Board’s activity is regulated in accordance with internal regulations of the Company.
12.8.
The Chairman of the Management Board shall:
1)
organize execution of decisions made by the General Meeting of Shareholders and the Board of Directors;
2)
act without a power of attorney on behalf of the Company in relations with third parties;
3)
issue powers of attorney to represent the Company in its relations with third parties;
4)
issue orders of employment, transfer, and dismissal of the Company’s employees (except where the legislation of the Republic of Kazakhstan provides otherwise), apply measures for rewards and punishment, determine official salaries of the Company’s employees and personal allowance to salary according to a staff schedule of the Company, determine premiums of the Company’s employees, except for a Corporate Secretary and employees being members of the Management Board and Internal Audit Service;
5)
in case of his absence, vest his obligations in one of the Deputies of the Chairman of the Management Board;
6)
distribute obligations, competence, and liability between members of the Management Board;
7)
determine and approve the Company’s internal documents (structure, goals, and functions of the Company’s subdivisions, job descriptions of employees, regulations on structural subdivisions of the Company, etc.), except those related by the legislation of the Republic of Kazakhstan and the Charter to the competence of the General Meeting of Shareholders or the Board of Directors;
8)
issue organizational-administrative documents related to the current activity of the Company, which are binding upon all employees of the Company, including related to control and execution of decisions of the General Meeting of Shareholders and the Board of Directors;
9)
the following transactions shall be concluded on the basis of a prior consent of the Board of Directors of the Company:

–	any transaction or series of transaction with the participation of the Company in relation to sale, pledge or other security or granting of any rights to the Company’s securities;

–	any transaction or series of transaction with the participation of the Company in relation to procurement or granting of a loan by the Company without regard to its amount;

–	submission to the Company’s employees of any options in relation to the Company’s securities;

10)
perform any other functions determined by the Charter and decisions of the General Meeting of Shareholders and the Board of Directors, and by the Company’s internal documents.

Deputy Chairman of the Management Board has the right to sign powers of attorney to represent the Company in relations with third parties on matters of his competent to the extent of the powers granted.

12.9.
Officials of the Company shall:
1)
perform their duties in good faith and use methods which maximally reflect interests of the Company and of the shareholders;
2)
not use the Company’s property or allow its use in contradiction with the Company’s Charter and decisions of the General Meeting of Shareholders and the Board of Directors;
3)
provide the integrity of accounting system and financial statement, including conduction of an independent audit;

4)
control disclosure and submission of information regarding the Company’s activity in accordance with the requirements of the legislation of the Republic of Kazakhstan;
5)
keep confidentiality of the information regarding the Company’s activity within three years after termination of the work in the company, except as otherwise provided in the Company’s internal documents.

CHAPTER 13. INTERNAL AUDIT SERVICE OF THE COMPANY

13.1.
In order to control financial and business activity of the Company the internal audit service may be formed.
13.2.
Procedure for formation and activity of the internal audit service, amount and conditions of remuneration and bonuses paid to officers of the internal audit service shall be determined by decision of the Board of Directors of the Company;
13.3.
The officers of the internal audit service may not be elected to the Board of Directors and the executive body.
13.4.
The internal audit service shall be directly subordinated to the Board of Directors of the Company and shall report to it on its work.

CHAPTER 14. FINANCIAL REPORTING AND AUDIT OF THE COMPANY

14.1.
Procedure for keeping accounting records and preparing financial statements of the Company shall be determined by the legislation of the Republic of Kazakhstan concerning business accounting and financial reporting and the accounting standards.
14.2.
The Management Board shall submit to the General Meeting of Shareholders the annual financial statements for the past year, which were audited according to the RK legislation of audit activities, for discussion and approval. In addition to the financial statements, the Management Board shall submit the auditor’s report to the General Meeting.
14.3.
The annual financial statements of the Company shall be subject to prior approval by the Board of Directors not later than thirty days prior to a date of the annual General Meeting of Shareholders. The annual audited financial statements of the Company shall be finally approved at the annual General Meeting of Shareholders.
14.4.
The Company shall be obliged to audit the annual financial statements. The Company may be audited on the initiative of the Board of Directors and the Management Board at the expense of the Company or by request of a principal shareholder at his/her/its expense.
14.5.
The documents of the Company, including financial statements of the Company, shall be kept for a period, in a format, and in a volume as specified in accordance with the legislation of the Republic of Kazakhstan at the location of the Management Board of the Company. On demand of a shareholder, the Company shall be obliged to provide it with copies of the documents provided for by the legislation of the Republic of Kazakhstan not later than ten calendar days after a day of receipt of such a demand by the Company, and it is allowed to restrict provision of information, which is official, commercial or other legally protected secret.

CHAPTER 15. PROVISION TO THE SHAREHOLDERS OF THE COMPANY OF THE INFORMATION CONCERNING ITS ACTIVITIES AND PROCEDURE FOR PROVIDING BY THE SHAREHOLDERS AND OFFICIALS OF THE COMPANY THE INFORMATION ON THEIR AFFILIATES

15.1.
The Company shall be obliged to provide its shareholders and investors with the information to be disclosed in accordance with the requirements of the legislation of the Republic of Kazakhstan and the rules of the stock exchange operating in the territory of the Republic of Kazakhstan and (or) a foreign country where the Company's securities (issued at the initiative of the Company) are traded.
15.2.
The information affecting the shareholders’ interests, including the financial statements, shall be provided to the shareholders by:
1)
publishing in the Internet sources determined by the legislation of the Republic of Kazakhstan (https://dfo.kz) and the other requirements applicable to the Company (including the listing rules of the stock exchange on which the Company’s securities are listed) and (or) on the corporate web-site of the Company: https://ir.kaspi.kz;
2)
providing the information by a personal written request of a shareholder.
15.3.
A shareholder shall apply in writing to the Company’s Chairman of the Management Board in order to obtain the information. Application of a shareholder must be registered in a register of incoming documents of the Company. The Company shall be obliged to provide a shareholder with required information (copies of requested documents) within thirty calendar days after a day of application.
15.4.
An amount of a charge for provision of copies of the documents shall be fixed by the Company and may not exceed amount of expenses to make copies of the documents and to pay expenses in connection with delivery of the documents to a shareholder.
15.5.
Natural persons and legal entities being affiliates of the Company shall be obliged to provide the Company with information on their affiliates within seven days after a day of affiliation.
15.6.
The Company’s officials shall be obliged to submit to the Company the information on their affiliates at least 10 business days before the date of acceptance to a position / election to the position.
15.7.
Major shareholders shall provide in writing the Company with the information on their affiliates not later than 10 business days after a date of acquisition of the right of ownership in shares of the Company.
15.8.
The shareholders and officials of the Company shall be obliged to inform about changes in the information on their affiliates not later than 10 business days after a date of change.

CHAPTER 16. REORGANIZATION AND LIQUIDATION OF THE COMPANY

16.1.
Reorganization of the Company (merger, acquisition, division, separation, transformation) shall be in accordance with the Civil Code of the Republic of Kazakhstan, subject to peculiarities prescribed by the legislative acts of the Republic of Kazakhstan.
16.2.
The Company shall be deemed reorganized after the state registration of a newly established legal entities, except reorganization in the form of acquisition.
16.3.
Decision on voluntary liquidation of the Company shall be made by the General Meeting of Shareholders, which shall determine liquidation procedure by agreement with the creditors and under their control, in accordance with the legislative acts of the Republic of Kazakhstan.
16.4.
The Company shall be liquidated on involuntary basis by a court in cases provided for by the legislative acts of the Republic of Kazakhstan.
16.5.
A liquidation commission shall be appointed by a court decision or by decision of the General Meeting of Shareholders on liquidation of the Company. The liquidation commission shall have powers to manage the Company during the period of its liquidation and to take actions a list of which is specified by the legislation of the Republic of Kazakhstan.
16.6.
In case of voluntary liquidation, the liquidation commission must include representatives of creditors of the Company, representatives of major shareholders, as well as other persons in accordance with decision of the General Meeting of Shareholders.
16.7.
Procedure for liquidation of the Company and procedure for satisfying claims of its creditors shall be regulated by the current legislation of the Republic of Kazakhstan. In case of liquidation of the Company its authorized shares, including placed ones, shall be subject to cancellation according to the procedure established by the legislation of the Republic of Kazakhstan.
16.8.
The Company shall be deemed liquidated after a respective record is made in the state register.

CHAPTER 17. LEGAL PROTECTION OF PROPERTY OF THE COMPANY

17.1.
Legal protection of property of the Company and rights it holds shall be in accordance with the current legislation of the Republic of Kazakhstan.

CHAPTER 18. FINAL PROVISIONS

18.1.
In case one of provisions of the Charter becomes invalid, this shall not affect remaining provisions. Invalidity of separate provisions of the Charter shall not result in its invalidity in general. Invalid provision shall be replaced with a legally acceptable one, which regulates respective relationship.
18.2.
Amendments and alterations to the Charter inconsistent with the legislation of the Republic of Kazakhstan may be made by decision of the General Meeting of Shareholders.
18.3.
The matters relating to activities of the Company, which are not represented in the Charter, shall be governed by the current legislation of the Republic of Kazakhstan.

/signature/ Mikheil Lomtadze

Republic of Kazakhstan, Almaty City,

The fifth of December two thousand and twenty-four

I, Junussaliyeva Zhanar Bakytzhanovna, Notary of Almaty City, duly authorized by State License No. 17006761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18 April 2017, certify the genuineness of the signature affixed by the Chairperson of the Management Board of JSC Kaspi.kz, Mikheil Lomtadze, in my presence. The representative’s identity was established, his capacity and authorities, as well as legal capacity of JSC Kaspi.kz were verified.

Registered with the Register under No. 1485

Charged: 4,061 tenge

Notary: [signature]

[seal:] Republic of Kazakhstan * Junussaliyeva Zhanar Bakytzhanovna * Private Notary * License No. 17006761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18 April 2017]

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Notary [signature]

[seal:] Republic of Kazakhstan * Junussaliyeva Zhanar Bakytzhanovna * Private Notary * License No. 17006761 issued by the Ministry of Justice of the Republic of Kazakhstan on 18 April 2017]